Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Third Quarter 2025 Earnings Teleconference
October 28, 2025, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Today, Edison International reported third-quarter core earnings per share of $2.34 compared to $1.51 a year ago. This comparison is not meaningful because during the quarter SCE recorded a true-up for the 2025 General Rate Case final decision, which is retroactive to January 1st. Reflecting the year-to-date performance and our outlook for the remainder of the year, including the costs for potential early refinancing activities later this year, we are narrowing our 2025 core EPS guidance range to $5.95 to $6.20. We have also refreshed our projections through 2028 and are reaffirming our 5 to 7% core EPS growth target. Maria will discuss our guidance and financial performance in more detail.

California’s legislative session concluded with the passage of SB 254—a constructive and important step to support IOU customers, address wildfire risk, and boost the financial stability of the state’s investor-owned utilities. The bill passed with near-unanimous support, a clear signal that policymakers understand the urgency of the issue and the need for durable solutions.

SB 254 creates an up to $18 billion Continuation Account, jointly funded by IOUs and customers, to provide a backstop for wildfires ignited after September 19th, 2025. Importantly, it enhances the existing framework by basing the liability cap on the year of ignition rather than the year of disallowance, providing certainty for stakeholders. It also allows for the securitization of wildfire claims payments for 2025 wildfires ignited between January 1st and September 19th if the initial wildfire fund is exhausted, which would apply to the Eaton Fire if needed. These provisions are constructive for potential cost recovery and help utilities like SCE continue to invest in safety and reliability while maintaining affordability for customers. We have provided a summary of SB 254 on page 3.

SB 254 calls for an important second phase—a comprehensive report due in April 2026—that will evaluate long-term reforms to equitably socialize the risks and costs of climate-driven natural disasters. The law recognizes that customers and shareholders continuing to bear the burden of these events is unsustainable. This second phase is important to evaluate the broad scope of potential reforms that are necessary for a sustainable model. As you will see on page 4, the ten points outlined in SB 254 can be grouped into three categories. First, reducing the risk of ignitions and harm from wildfires. Second, affording fair compensation for people affected by wildfires, including avoiding disparate treatment of communities. Third, allocating the risk and costs of natural catastrophes across stakeholders equitably. We are encouraged by this direction and by the executive order that Governor Newsom signed on September 30th to expedite the State’s all-in response. We look forward to continuing to work with legislators and stakeholders to shape a more sustainable and equitable framework. We are confident that we will see meaningful legislative action next year.

Turning to the Eaton Fire, the investigations remain ongoing. As we have said before, SCE is not aware of evidence pointing to another possible source of ignition. Absent additional evidence, SCE believes that it is likely that its equipment could be found to have been associated with the ignition. During the third quarter, SCE entered into a settlement with an insurance claimant, agreeing to pay 52 cents for each dollar paid to its policy holders. Note that this is a single data point and doesn’t provide sufficient information to develop an estimate of the total potential losses associated with the Eaton Fire. The wildfire fund administrator has confirmed that Eaton is a “covered wildfire” for the purposes of accessing the fund. Based on the information we have reviewed thus far, we remain confident that SCE would make a good faith showing that its conduct with respect to its transmission facilities in the Eaton Canyon area was consistent with actions of a reasonable utility.

That said, we continue to take proactive steps to support community members. Shortly, SCE will launch the Wildfire Recovery Compensation Program for the Eaton Fire. This voluntary program is designed to provide eligible individuals and businesses impacted by the fire direct payments to resolve claims quickly. This allows communities to focus on recovery earlier while minimizing the overall cost and outflows from the wildfire fund by reducing escalation, interest expense, and legal fees.

Moving to the regulatory front, the key message is that we’ve made significant progress across multiple proceedings this year, further de-risking our financial outlook and bolstering our ability to deliver for customers and investors.

Earlier this year, the CPUC approved the TKM settlement, authorizing recovery of approximately $1.6 billion in wildfire-related costs. More recently, SCE reached a settlement agreement with intervenors in the Woolsey Fire proceeding, as highlighted on page 5. This marks a significant milestone and puts the company one step closer toward fully resolving the 2017 and 2018 legacy events. The agreement would authorize recovery of approximately $2 billion of the $5.6 billion requested, subject to CPUC approval. This structure supports long-term affordability for customers by reducing excess financing costs and improving credit metrics—specifically, up to a 90-basis point benefit to FFO-to-debt and an annualized interest expense benefit of approximately 18 cents per share. Combined with the TKM settlement, this would result in recovery of 43%—or about $3.6 billion—of the total costs above insurance and FERC recoveries. We anticipate a final decision from the CPUC toward the end of this year or early next year and, assuming CPUC approval, we expect to receive proceeds from securitization mid-2026. Details of both proceedings can be found on page 6.

SCE also received a final decision on its 2025 General Rate Case in September, as highlighted on page 7. The decision authorizes 2025 base revenue of $9.7 billion and supports significant investments in wildfire mitigation, safety and reliability, and upgrades for increased load growth—while incorporating affordability considerations for customers. It also authorizes average revenue increases of about $500 million per year for 2026 through 2028, subject to adjustment based on inflation. On capital expenditures, the final decision authorizes 91% of SCE’s request. Importantly, the Commissioners highlighted that these investments in the grid provide long-lasting value to customers, especially given the need to protect against wildfires, advance electrification, and ensure a ready, reliable grid for the clean energy future.

On wildfire mitigation, SCE has now deployed more than 6,800 miles of covered conductor. I’m pleased to share that by the end of the year, SCE will have hardened nearly 90%, or more than 14,000 miles, of its total distribution lines in high fire risk areas. The GRC authorizes installing another 1,650 miles of covered conductor for wildfire mitigation, as well as 212 miles of targeted undergrounding. Similar to covered conductor, which continues to be an important risk mitigation tool, SCE believes that its targeted undergrounding program will also provide substantial benefits to further safeguard its customers and communities.

Public Safety Power Shutoffs remain a critical tool in wildfire prevention. This year’s updates include revised criteria and windspeed thresholds, expanded circuit coverage, and broader boundaries around high fire risk areas. Additionally, SCE has now enabled fast-curve settings on approximately 93% of its 1,100 distribution circuits in high fire risk areas, further reducing ignition risk and improving system safety.

As we’ve shared before, SCE’s system average rate continues to be the lowest among the major IOUs in the state. Importantly, the utility expects this will grow at an inflation-like level, on average, through 2028. Incorporating the GRC approval, TKM settlement, and pending Woolsey settlement, we continue to expect that CAGR to be in the range of 2 to 3%.

In closing, I want to thank our team members for their continued dedication and resilience. I also want to thank our investors for your support and our customers for the opportunity to serve them. This has been a year of meaningful progress—on the legislative front, in the regulatory arena, and in our operational execution. We’ve taken important steps to resolve legacy wildfire liabilities, strengthen our financial position, and advance the utility’s mission to safely deliver reliable, affordable and clean energy. We also recognize that this has been a challenging time for many of the communities we serve, particularly those impacted by wildfires. We remain deeply committed to learning from our experiences and supporting recovery and resilience to rebuild stronger. We are grateful for the opportunity to partner with customers, local leaders, and other stakeholders to build a safer and more sustainable energy future.

We look forward to continuing our dialogue with many of you at the EEI Financial Conference in November.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

I will echo your comments that we have made significant progress across multiple proceedings this year, further de-risking our financial outlook and bolstering our ability to deliver for customers and investors. With a GRC final decision in hand, we now have increased certainty and visibility into the work SCE will do to meet customers’ needs and have refreshed our projections through 2028. Consequently, we are reaffirming our 5 to 7% core EPS growth target, which I will discuss in detail.

Starting with third-quarter 2025 results, EIX delivered core EPS of $2.34, up from $1.51 a year ago. The year-over-year variance analysis is on page 8. As Pedro noted, this comparison is not meaningful because SCE recorded a true-up of approximately 55 cents for the 2025 GRC final decision, which is retroactive to January 1st.

Based on strong year-to-date performance and our outlook for the rest of the year, we are narrowing our 2025 core EPS guidance to $5.95 to $6.20, as you will see on page 9. This range now includes the potential for 10 cents per share of costs associated with refinancings tied to the TKM and Woolsey cost recoveries. As previously mentioned, our 2025 guidance does not include the potential earnings associated with the Woolsey settlement. SCE is awaiting a proposed decision on the settlement, and a final decision could be issued later this year or early next. We want to be clear that for measuring our core EPS growth through 2028, the 2025 baseline of $5.84 is unchanged from our prior disclosure.

Now I would like to discuss our refreshed projections, which we have summarized on page 10. Additionally, on pages 14 through 17, we put together a comprehensive list of frequently asked questions on guidance-related topics for background and easy reference, which we hope you will find helpful.

Please turn to page 11, which lays out our four-year capital plan of $28 to $29 billion. This compares to our previous forecast for the same period of $27 to $32 billion. The plan incorporates substantial investments in infrastructure replacement, electrification, and system resiliency approved in SCE’s GRC. Additionally, the plan now incorporates the utility’s NextGen ERP project and other updates across the business, including wildfire mitigation capital that SCE will securitize under SB 254. We also continue to see the need for substantial grid investments beyond our forecast period. We’ve highlighted on the right side of the page two examples of this, with much of that spending occurring beyond 2028. Driven by the capital plan, we project rate base growth of 7 to 8%, as shown on page 12. This growth is after incorporating the expected wildfire mitigation capital expenditures that will not earn an equity return under SB 254.

Moving on to our long-term core EPS growth target, as shown on page 13, we continue to expect 2028 core EPS of $6.74 to $7.14. You will find additional information on this topic on pages 14 and 15. Our confidence in delivering on our commitments is underpinned by the clarity we have from the GRC and our ability to manage our operations for the benefit of all stakeholders.

Let me now turn to our financing strategy and balance sheet strength. Over the last several years, we have executed efficient financings to support our target 15 to 17% FFO-to-debt framework. We have used hybrid securities to generate equity content when needed, avoiding substantial common equity issuance to pre-fund our capital plans. By year-end, SCE expects to receive approximately $1.6 billion in securitization proceeds from the TKM settlement. Following Woolsey settlement approval, the utility plans to request a financing order to securitize an additional $2 billion. These actions further strengthen our credit metrics and financing flexibility for funding future rate base and dividend growth.

Altogether, this leaves us very well placed among our peers on two key credit metrics. EIX has one of the strongest consolidated FFO-to-debt ratios projected by S&P. Also, we have one of the lowest levels of parent company debt as a percentage of total debt. Page 13 details our 2025 through 2028 financing plan. Let me highlight that this plan does not require any equity issuance. This expectation is supported by the TKM and Woolsey recoveries. Further, as you know, the wildfire fund provides reimbursement for claims paid above an IOU’s $1 billion of insurance. Additionally, for fires between January 1st and September 19th, 2025, the recently passed SB 254 allows a utility to issue securitized bonds prior to a reasonableness review to fund claims payments should the initial fund be exhausted. While we currently cannot estimate the probable losses associated with the Eaton Fire, the constructive California liquidity and prudency framework means neither equity nor debt would need to be issued in connection with that event.

Following the passage of SB 254, the rating agencies issued updates on the company. Moody’s affirmed its ratings for both EIX and SCE with a stable outlook. Fitch removed its Rating Watch Negative from both companies, citing SB 254 as a meaningful policy shift. While S&P downgraded EIX and SCE by one notch, we believe this view does not fully recognize the legislative intent or commentary from the Governor’s Office. Importantly, S&P still expects our credit metrics to remain within our target, with upside potential from a constructive Woolsey outcome.

At the parent company, we are working on how to best address the preferred equity issuances that have upcoming rate resets. We are looking at cost-efficient options for early refinancing, which will bring forward both the costs and benefits of the transaction. The core benefit is the optimization and clarity of financing costs before the rate-reset, which further de-risks our financial outlook. We have considered the potential costs of this optimization in our narrowed 2025 core EPS guidance and see the long-term benefits outweighing the near-term costs.

I would like to update you on another positive trend we are seeing — load growth. As we have laid out on page 18, SCE remains well-positioned to meet the diverse and accelerating demand across its service area. Our team continues to anticipate significant investments in infrastructure upgrades to meet this growing demand, many of which were included in SCE’s recent GRC approval. Importantly, our demand forecast is not reliant on a single sector. For one, SCE is at the heart of California’s EV adoption, helping the state maintain its national leadership in transportation electrification. In fact, the state recently announced a record 29% of new cars purchased in Q3 2025 were zero-emission vehicles. We’re also expecting growth in new housing developments and increases in commercial and industrial consumption. To sum up, we are expecting a near-term load growth CAGR of up to 3%. In the long term, we project electricity sales will nearly double over the next two decades.

I will conclude by saying that the company has made significant progress achieving certainty across numerous regulatory proceedings this year, allowing us to confidently reaffirm our long-term guidance. It underscores our ability to execute on our commitments and deliver for the customers and communities SCE serves, and for our investors.